                                                                  Exhibit 10.88

                                                                [PEAKING UNITS]








                                       POWER PURCHASE AGREEMENT

                                     Dated as of December 15, 1999


                                                Between

                                      Commonwealth Edison Company

                                                  and

                                        Midwest Generation, LLC





                             Crawford, Fisk, Waukegan, Calumet, Joliet,
                    Bloom, Electric Junction, Sabrooke and Lombard Peaking Units


                                           TABLE OF CONTENTS

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                                                                                                 ----
1.       Definitions and Interpretation.............................................................1
         (a)      Definitions.......................................................................1
         (b)      Interpretation....................................................................9
         (c)      Legal Representation of Parties..................................................10
         (d)      Titles and Headings..............................................................10

2.       Term......................................................................................10

3.       Generating Capacity.......................................................................11

4.       Electric Energy Supply....................................................................11
         (a)      Character........................................................................11
         (b)      Supply...........................................................................11
         (c)      Dispatch.........................................................................11
         (d)      Energy Imbalance.................................................................11

5.       Metering; Billing; Payment................................................................12
         (a)      Metering.........................................................................12
         (b)      Meter Inaccuracies...............................................................12
         (c)      Billing..........................................................................12
         (d)      Billing Disputes.................................................................13

6.       Operation of Reserved Units...............................................................13
         (a)      Standard of Operation............................................................13
         (b)      Electric Energy Generation.......................................................14
         (c)      Outages..........................................................................15
         (d)      Operating Characteristics........................................................17
         (e)      Fuel Source and Emissions Reports................................................17
         (f)      Records..........................................................................17

7.       Compensation..............................................................................17
         (a)      Monthly Charges..................................................................17
         (b)      Minimum Take True-Up.............................................................19

8.       Testing...................................................................................19


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9.       Ancillary Services........................................................................20

10.      Limitation of Liability...................................................................20

11.      Disagreements.............................................................................22
         (a)      Administrative Committee Procedure...............................................22
         (b)      Arbitration......................................................................22
         (c)      Obligations to Pay Charges and Perform...........................................24
         (d)      Preliminary Injunctive Relief....................................................24
         (e)      Settlement Discussions...........................................................24

12.      Assignment; Transfer of Reserved Units....................................................25
         (a)      Assignment.......................................................................25
         (b)      Collateral Assignment............................................................25
         (c)      Transfer of Reserved Units during the Term.......................................26

13.      Termination by ComEd with respect to Certain Generating Units.............................26

14.      Default; Termination and Remedies.........................................................27
         (a)      Seller's Default.................................................................27
         (b)      ComEd Default....................................................................27
         (c)      Remedies and Remedies Cumulative.................................................28
         (d)      Extended Outage..................................................................28
         (e)      Terminations Under Section 13....................................................29

15.      Force Majeure.............................................................................29
         (a)      Force Majeure Event..............................................................29
         (b)      Obligations Under Force Majeure..................................................29
         (c)      Continued Payment Obligation.....................................................30
         (d)      Availability.....................................................................30

16.      Representations and Warranties............................................................30
         (a)      Representations and Warranties of Seller.........................................30
         (b)      Representations and Warranties of ComEd..........................................31

17.      Indemnification...........................................................................32


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18.      Notices...................................................................................33

19.      Confidentiality...........................................................................35

20.      Governing Law.............................................................................35

21.      Partial Invalidity........................................................................35

22.      Waivers...................................................................................36

23.      Competitive Transition Charge.............................................................36

24.      Entire Agreement and Amendments...........................................................36



APPENDICES

Appendix A........Design Limits
Appendix B........MAIN Guide Number 3A
Appendix C........EO Communications and Guidelines
Appendix D........Reporting Forms

                            POWER PURCHASE AGREEMENT


         THIS POWER PURCHASE AGREEMENT (including Appendices, this "AGREEMENT") dated as of December 15, 1999, between COMMONWEALTH EDISON COMPANY, an Illinois corporation ("COMED"), and MIDWEST GENERATION, LLC, a Delaware limited liability company ("SELLER"; ComEd and Seller are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES");

                              W I T N E S S E T H:

         WHEREAS, ComEd owns electric facilities and is engaged in the generation, purchase, transmission, distribution and sale of electric energy; and

         WHEREAS, Seller intends to purchase and thereafter operate ComEd's combustion turbine generation units located at the Crawford, Fisk, Waukegan, Calumet, Joliet, Bloom, Electric Junction, Sabrooke and Lombard sites; and

         WHEREAS, ComEd desires to receive and purchase, and Seller desires to deliver and sell, electric capacity, energy and other generation-related services; and

         WHEREAS, ComEd desires to determine the dispatching of such combustion turbine units as provided in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the Parties hereto agree as follows:

1.       DEFINITIONS AND INTERPRETATION

         (a) DEFINITIONS. As used in this Agreement, (i) the terms set forth below in this Section 1(a) shall have the respective meanings so set forth, and (ii) the terms defined elsewhere in this Agreement shall have the meanings therein so specified.

         "AFFECTED PARTY" has the meaning specified in Section 15(a).

         "ANCILLARY SERVICES" has the meaning set forth in Section 9.

                  "ASSET SALE AGREEMENT" means the Asset Sale Agreement dated as of March 22, 1999, between ComEd and Seller, governing, among other things, the transfer of the Units from ComEd to Seller.

                  "AVAILABLE" means a state in which a Unit is capable of providing service, whether or not it is actually in service, regardless of the capacity level that can be provided.

                  "BANKRUPTCY" means any case, action or proceeding under any bankruptcy, reorganization, debt arrangement, insolvency or receivership law or any dissolution or liquidation proceeding commenced by or against a Person and, if such case, action or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced in by such Person or shall result in an order for relief or shall remain undismissed for 90 days.

                  "BUSINESS DAY" means each weekday (Monday through Friday) except the days on which the following holidays are observed: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

                  "CAPACITY ADJUSTMENT FACTOR" means, with respect to a month, the factor (rounded to four decimal places) obtained from the following calculation:

                  (1-[Average Unavailable Capacity/Reserved Capacity]) x 100%

         For purposes of the foregoing, "AVERAGE UNAVAILABLE CAPACITY" means, with respect to such month, the average of the Unavailable Capacity following each dispatch request from the EO Generation Dispatcher to deliver Electric Energy from the Reserved Units; and "UNAVAILABLE CAPACITY" means the capacity (measured in megawatts) which Seller is unable to deliver within the time frames (as measured from the point when the dispatch request is sent to Seller until the time that the Reserved Units are synchronized and achieve the load that the EO Generation Dispatcher requested in the dispatch order for delivery to the ComEd System) specified in the dispatch request for the Reserved Units; PROVIDED that such time frames are not less than the Start Times specified in Appendix A for the aggregate capacity so requested; PROVIDED FURTHER, that Seller may use a Substitute Unit to replace any unavailable Reserved Unit, in which case the capacity provided by such Substitute Unit may be used to offset the unavailable capacity of the Reserved Unit; and PROVIDED FURTHER a Reserved Unit with a ten minute start time may not be used to respond to twenty minute start request. As an example, if Seller is able to deliver only 40 megawatts from a 50 megawatt unit within the specified time frame, 10 megawatts shall be considered Unavailable Capacity.

                  "CHANGE OF LAW" means the adoption, promulgation, modification or reinterpretation of any law, rule, regulation, ordinance, order or other Requirement of Law of any federal, state, county or local government, governmental agency, court, commission, department or other such entity which occurs subsequent to the date of execution of this Agreement but excluding any change in law relating to (i) taxation of net income or (ii) any requirement regarding reduction or control of nitrogen oxide (NOx), carbon dioxide or volatile organic materials under any Requirement of Law.

                  "COMED EVENT OF DEFAULT" has the meaning specified in Section 14(b).

                  "COMED SYSTEM" means the electric transmission and distribution system owned by ComEd and its affiliates.

                  "CONFIDENTIAL INFORMATION" has the meaning specified in
         Section 19.

                  "CONTRACT YEAR" means, in the case of the First Contract Year, the period beginning on the Effective Date and ending on the day prior to the first anniversary of such beginning date, if the Effective Date is the first day of a calendar month, or ending on the day prior to the first anniversary of the beginning of the month immediately following the Effective Date, if the Effective Date is not the first day of a month; and, in the case of subsequent Contract Years, means the period beginning on the day immediately following the end of the preceding Contract Year and ending on the day prior to the first anniversary of such beginning day. First Contract Year refers to the first such period commencing on the Effective Date; Second Contract Year refers to the second such period; and so on.

                  "DEFAULT RATE" means (i) the "Prime Rate" as published from time to time in the "Money Rates" section of THE WALL STREET JOURNAL, plus (ii) 2.5% (250 basis points) per annum.

                  "DESIGN LIMITS" means, with respect to a Reserved Unit, the items listed in Appendix A with respect to such Reserved Unit.

                  "EFFECTIVE DATE" means the date of this Agreement.

                  "ELECTRIC ENERGY" has the meaning specified in Section 4(a).

                  "EMERGENCY CONDITION" means a condition or situation which (i) in the sole judgment of ComEd (or any ISO) presents an imminent physical threat of danger to life, or significant threat to health or property, (ii) in the sole judgment of ComEd (or any ISO) could cause a significant disruption on or significant damage to the ComEd System (or any material portion thereof) or the transmission system of a third party (or any material portion thereof), (iii) in the sole judgment of Seller could cause significant damage to a Reserved Unit (or any material portion thereof) or (iv) in the sole judgment of ComEd could cause significant damage to the equipment located in the switchyard associated with a Reserved Unit (or any material portion of such switchyard).

                  "ENERGY AVAILABILITY ADJUSTMENT FACTOR" means, for a Contract Year, one minus the sum of (i) the number of Summer Months in such Contract Year that the Capacity Adjustment Factor was less than 90%, multiplied by 0.15, plus (ii) the number of Winter Months in such Contract Year that the Capacity Adjustment Factor was less than 85%, multiplied by 0.08, plus (iii) the number of Off-Season Months in such Contract Year that the Capacity Adjustment Factor was less than 80%, multiplied by 0.04.

         All outage hours and derating attributable to ComEd transmission system problems, outages or stability load restrictions shall be deemed Available Hours.

                  "ENERGY CHARGE" means an amount determined under Section 7(a)(ii) in respect of a month.

                  "EO" means ComEd's Electric Operations Department.

                  "EO GENERATION DISPATCHER" means the Person so designated from time to time by ComEd as contemplated in Appendix C. Notice provisions for the EO Generation Dispatcher are contained in Appendix C.

                  "FERC" means the Federal Energy Regulatory Commission.

                  "FORCE MAJEURE EVENT" has the meaning specified in Section 15(a).

                  "FORCED OUTAGE" means an unplanned component failure (immediate, delayed, postponed, startup failure) or other condition that requires the Unit be removed from service immediately or before the end of the next weekend.

                  "GAS-FIRED RESERVED CAPACITY" means, with respect to a Contract Year, an amount (in megawatts) equal to (i) 643.9 minus (ii) the aggregate peak capacity (as set forth in Appendix A) of all Units identified as gas-fired in Appendix A with respect to which this Agreement has been terminated in accordance with Section 13.

                  "GOVERNMENTAL ACTION" has the meaning specified in Section 15(a).

                  "INTERCONNECTION AGREEMENT" means the Facilities, Interconnection and Easement Agreement dated as of the Effective Date between ComEd and Seller with respect to the Site at which a Reserved Unit is located.

                  "ISO" means any Person that becomes responsible under applicable FERC guidelines for the transmission system to which the Units are connected.

                  "LENDERS" means (i) any person or entity that, from time to time, has made loans to Seller, its permitted successors or permitted assigns for the financing or refinancing of the Reserved Units or which are secured by the Reserved Units, (ii) any holder of such indebtedness, (iii) any trustee on behalf of any such holders or (iv) any Person who purchases a Reserved Unit in connection with a sale-leaseback or other lease arrangement in which the Seller is the lessee of such Reserved Unit pursuant to a net lease.

                  "MAIN" means the Mid-America Interconnected Network.

                  "MAINTENANCE OUTAGE" means the removal of a Unit from service to perform work on specific components that can be deferred beyond the end of the next weekend, but requires the Unit be removed from service before the next Planned Outage. Typically, Maintenance Outages may occur any time during the year, have flexible start dates, and may or may not have predetermined durations.

                  "MINIMUM ENERGY AMOUNT" means, with respect to a Contract Year, the product of (i) 82,607 megawatt hours, multiplied by (ii) a fraction, the numerator of which is the Gas-Fired Reserved Capacity for such Contract Year and the denominator of which is the Peak Capacity.

                  "MINIMUM LOAD" means the "Minimum Operating Level" for a Reserved Unit (below which it cannot operate in a stable manner) as set forth in Appendix A. Minimum Load for a Reserved Unit shall be measured in net megawatts.

                  "MINIMUM TAKE TRUE-UP" means (i) the product of the Minimum Energy Amount for a Contract Year, multiplied by the Energy Availability Adjustment Factor for such Contract Year, multiplied by the megawatt hour charge for gas-fired energy for such Contract Year, as determined from the table in Section 7(a)(ii), less (ii) the aggregate amounts paid or payable by ComEd to Seller under Section 7(a)(ii) in respect of the months (including, in the case of the First Contract Year, any partial month) constituting such Contract Year.

                  "MONTHLY CAPACITY CHARGE" means an amount determined under
         Section 7(a)(i) in respect of a month.

                  "NERC" means the North American Electric Reliability Council.

                  "NON-SUMMER CAPACITY CHARGE" means (i) $1,200 per megawatt-month during the First through Third Contract Years and (ii) $1,500 per megawatt-month during the Fourth and Fifth Contract Years.

                  "NON-SUMMER CAPACITY PAYMENT" means, for a Non-Summer Month, the sum of the following calculations for each Reserved Unit during such month: the product of (i) the Net Dependable Capacity of such Reserved Unit as set forth in Appendix B, multiplied by (ii) the quotient of (a) the Capacity Adjustment Factor for such month, divided by (b) 100, multiplied by (iii) the Non-Summer Capacity Charge for such month.

                  "NON-SUMMER MONTH" means any month other than a Summer Month.

                  "PEAK CAPACITY" means 1,117.3 megawatts.

                  "OFF-SEASON MONTH" means each month which is neither a Summer Month nor a Winter Month.

                  "PEAK CAPACITY CHARGE" means (i) $16,500 per megawatt-month during the First through Third Contract Years and (ii) $28,500 per megawatt-month during the Fourth and Fifth Contract Years.

                  "PEAK OPERATION BONUS" means, with respect to a Reserved Unit during a month, the value obtained from the following:


                                                      PEAKER OPERATION BONUS
                                                      ----------------------
                  If such Reserved Unit operated
                  at peak following a dispatch
                  to peak by ComEd                    (RUPR-RUBC) x Peak Capacity Charge

                  If such Reserved Unit is not
                  dispatched to peak                  Zero

         For purposes of the foregoing, "RUPR" means such Reserved Unit's peak rating during such month; and "RUBC" means such Reserved Unit's Net Dependable Capacity as set forth in Appendix A.

                  "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, entity, government or other political subdivision.

                  "PLANNED OUTAGE" means the removal of a Unit from service to perform work on specific components that is scheduled well in advance and has a predetermined start date and duration (e.g., annual overhaul, inspections or testing).

                  "POINT OF DELIVERY" means the point of Electric Energy delivery from the Site on which the Reserved Unit is located to the ComEd System specified in the Interconnection Agreement.

                  "PRUDENT UTILITY PRACTICE" means any of the practices, methods and acts required or approved by any ISO or engaged in or approved by a significant portion of the electric utility industry in the United States of America during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. "Prudent Utility Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the United States of America.

                  "REQUIREMENT OF LAW" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any federal, state, local or other governmental authority or regulatory body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or a tariff filed with any federal, state, local or other governmental authority or regulatory body.

                  "RESERVED CAPACITY" means, with respect to a Contract Year, an amount (in megawatts) equal to (i) 943.6 megawatts minus (ii) the aggregate Net Dependable Capacity (as set forth in Appendix A) of all Units with respect to which this Agreement has been terminated in accordance with Section 13.

                  "RESERVED UNIT" means each, and "RESERVED UNITS" means all, Units except those Units with respect to which this Agreement has been terminated in accordance with Section 13.

                  "SELLER'S EVENT OF DEFAULT" has the meaning specified in
         Section 14(a).

                  "SITE" means, with respect to a Reserved Unit, the real property on which such Reserved Unit is located.

                  "SUBSTITUTE UNIT" means a combustion turbine generating unit which is located at the same Site as the Reserved Unit which such unit is proposed to replace and is not a Reserved Unit under this Agreement at the time in question.

                  "SUMMER CAPACITY CHARGE" means (i) $7,600 per megawatt-month during the First through Third Contract Years and (ii) $9,500 per megawatt-month during the Fourth and Fifth Contract Years.

                  "SUMMER CAPACITY PAYMENT" means, for a Summer Month, the sum of the following calculations for each Reserved Unit during such month: the product of (i) the Net Dependable Capacity of such Reserved Unit as set forth in Appendix A, multiplied by (ii) the quotient of (a) the Capacity Adjustment Factor for such month plus ten, divided by (b) 100, multiplied by (iii) the Summer Capacity Charge for such month.

                  "SUMMER MONTH" means each of June, July, August and September.

                  "SUMMER PERIOD" means the period from May 15 through September 15.

                  "TERM" has the meaning specified in Section 2.

                  "TERMINATION DATE" means the earlier of (i) the day immediately preceding the fifth anniversary of the Effective Date if the Effective Date is the first day of a month and otherwise the day immediately preceding the fifth anniversary of the first day of the month immediately following the Effective Date and (ii) the date on which this Agreement is terminated by a Party pursuant to its terms.

                  "UNIT" means a combustion turbine generating unit listed on Appendix A.

                  "WINTER MONTH" means each of January and February.

                  (b) INTERPRETATION. In this Agreement, unless a clear contrary intention appears:

                  (i)    the singular includes the plural and vice versa;

                  (ii) reference to any Person includes such Person's successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

                  (iii)  reference to any gender includes each other gender;

                  (iv) reference to any agreement (including this Agreement), document, instrument or tariff means such agreement, document, instrument or tariff as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

                  (v) reference to any Requirement of Law means such Requirement of Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including, if applicable, rules and regulations promulgated thereunder;

                  (vi) reference to any Section or Appendix means such Section of this Agreement or such Appendix to this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

                  (vii) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof,

                  (viii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and

                  (ix) relative to the determination of any period of time, "from" means "from and including", "to" means "to but excluding" and "through" means "through and including".

                  (c) LEGAL REPRESENTATION OF PARTIES. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof or thereof.

                  (d) TITLES AND HEADINGS. Section and Appendix titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

2.       TERM

                  This Agreement shall have a term (the "TERM") commencing on the Effective Date and ending on the Termination Date. The provisions of Sections 6(e) (Fuel Source and Emissions Reports), 6(f) (Records), 10 (Limitation of Liability), 11 (Disagreements), 14 (Default, Termination and Remedies), and 16 (Indemnification) shall survive the termination of this Agreement.

3.       GENERATING CAPACITY

                  Subject to the terms and conditions of this Agreement, Seller shall, consistent with Prudent Utility Practice, cause the aggregate peak capacity of the Reserved Units during a Contract Year to be not less than the Reserved Capacity for such Contract Year.

4.       ELECTRIC ENERGY SUPPLY

                  (a) CHARACTER. All electric energy which Seller shall sell and deliver to ComEd from a Reserved Unit (or a Substitute Unit) hereunder (such electric energy being referred to herein as the "ELECTRIC ENERGY") shall be consistent with the requirements of Section 5.7 of the Interconnection Agreement.

                  (b) SUPPLY. Subject to the terms and conditions of this Agreement, Seller shall make available at the Point of Delivery to ComEd for delivery and sale, and ComEd may receive and purchase from Seller, Electric Energy. If a Reserved Unit is not Available, Seller may use a Substitute Unit to fulfil such obligation. ComEd shall not be obligated to receive or purchase any Electric Energy from Seller except such Electric Energy as is dispatched by ComEd pursuant to Section 4(c).

                  (c) DISPATCH. ComEd may dispatch the delivery of Electric Energy from each Reserved Unit (or Substitute Unit) in accordance with the provisions set forth in Appendix C at a rate up to the Net Dependable Capacity indicated in Appendix A for such Reserved Unit or the Net Dependable Capacity of such Substitute Unit, as the case may be (or such greater or lesser rate as Seller may from time to time declare to be Available in accordance with
Section 3 of Appendix C), at any time when such Net Dependable Capacity is so declared by Seller to be Available; although ComEd reserves the right to dispatch such Reserved Unit at a rate up to its peak capacity as set forth in Appendix A.

                  (d) ENERGY IMBALANCE. ComEd shall hold Seller harmless from any energy imbalance charges that result from ComEd's dispatch orders under this Agreement.

5.       METERING; BILLING; PAYMENT

                  (a) METERING. All Electric Energy delivered by Seller to ComEd from the Reserved Units under this Agreement shall be metered at billing meter installations provided, installed, owned, maintained and tested as provided in Section 5.18 of the Interconnection Agreement. At Sellers option and expense, back-up meters and associated metering equipment independent of the Metering Equipment may be installed at the Sites; and such back-up meters and metering equipment shall be used in accordance with the practices and procedures established by the Parties for billing adjustments of discovered billing meter inaccuracies. Any such back-up meters may be tested by ComEd at Seller's expense, and any inaccuracies shall be handled as provided in Section
5.18 of the Interconnection Agreement. In the event that ComEd's billing meters are not in service, ComEd will use meter information from the meters it uses for dispatch for the period that the billing meters are unavailable and provide the information to Seller. As soon as practicable but in any event no later than five Business Days after the end of each calendar month, ComEd shall provide Seller with information from the billing meter installations for Seller's use in preparing billing statements and Seller shall have the right to witness such meter readings and testing.

                  (b) METER INACCURACIES. ComEd shall provide to Seller copies of all routine meter calibration test results. If any test of the billing meters by ComEd or Seller discloses an inaccuracy of more than 0.5% fast or 0.5% slow, then a billing adjustment shall be made to correct for the inaccuracy. For purpose of the billing adjustment, if the inaccuracy is traceable to a specific event or occurrence at a reasonably ascertainable time, then the adjustment shall extend back to that time; otherwise, it shall be assumed that the error has existed for a period equal to one-half of the time elapsed since the meter was installed or one-half of the time since the last meter test, whichever is later. At any metering location, should the billing meter at any time fail to register, the delivered Electric Energy shall be determined by ComEd from the best available data, unless Seller objects within 30 days. Such disagreements shall be resolved pursuant to Section 11.

                  (c) BILLING. As soon as practicable after the end of each calendar month during the Term and after the Termination Date, Seller shall render a statement to ComEd for the amounts due in respect of such month under Section 7, which statement shall contain reasonable detail showing the manner in which the Monthly Capacity Charge, Energy Charge, Peak Operation Bonus and any Minimum Take True-Up were determined.

                  Billings for Electric Energy shall be based on ComEd revenue quality meter information or, if such meters are not yet in service, on information from the meters that ComEd uses for dispatch. The amount due to Seller as shown on any such monthly statement rendered by Seller shall be paid by ComEd within fifteen Business Days after the date such statement is rendered to ComEd by electronic means to an account specified by Seller. Any amount not paid when due shall bear interest from the due date until paid at the Default Rate.

                  (d)      BILLING DISPUTES.

                  (i) If ComEd questions or contests the amount of any amount claimed by Seller to be due under Section 7 of this Agreement, ComEd shall make such payment under protest and thereafter shall be reimbursed by Seller for any amount in error after resolution of the dispute in accordance with Section 5(d)(ii).

                  (ii) In the event that ComEd, by timely notice to Seller, questions or contests the correctness of any charge or payment claimed to be due by Seller, Seller shall promptly review the questioned charge or payment and shall notify ComEd, within fifteen Business Days following receipt by Seller of such notice from ComEd, of the amount of any error and the amount of any reimbursement that ComEd is entitled to receive in respect of such alleged error. Any disputes not resolved within fifteen Business Days after Seller's receipt of notice from ComEd shall be resolved in accordance with Section 11. Upon determination of the correct amount of any reimbursement, such amount shall be promptly paid by Seller.

                  (iii)    Reimbursements made by Seller to ComEd under this
         Section 5(d) shall include interest from the date the original payment was made until the date such reimbursement together with interest is made, which interest shall accrue at the Default Rate.

6.       OPERATION OF RESERVED UNITS

                  (a) STANDARD OF OPERATION. Consistent with Prudent Utility Practice, Seller shall operate each Reserved Unit in accordance with
(i) the applicable practices, methods, acts, guidelines, standards and criteria of MAIN, NERC, any ISO and any successors to the functions thereof; (ii) the requirements of the Interconnection Agreement; and (iii) all applicable Requirements of Law. Seller will maintain all certifications, permits, licenses and approvals necessary to operate and maintain each Reserved Unit and to perform its obligations under this Agreement during the Term.

                  (b)      ELECTRIC ENERGY GENERATION.

                  (i) During a Contract Year, ComEd shall have the right to receive and purchase Electric Energy represented by the Reserved Capacity of each Reserved Unit for such Contract Year. To the extent that ComEd has not dispatched the full Reserved Capacity of the Reserved Units and the EO Generation Dispatcher has released such capacity, Seller may sell the electric energy represented by such undispatched Reserved Capacity to third parties; PROVIDED, HOWEVER, that any such sales to third parties shall be cancelable by Seller upon not more than ten minutes notice; PROVIDED FURTHER that Seller shall be responsible for arranging transmission service for any deliveries of electric energy contemplated by any such sales to third parties (it being understood that this Agreement does not grant any rights of access to, or use of, any transmission service); and PROVIDED FURTHER that the delivery of electric energy contemplated by any such sales to third parties shall be in accordance with the provisions of the Interconnection Agreement. Seller shall schedule the sale of any energy so released through EO and shall respond to any recall of such energy by EO within the applicable time period specified in this Section 6(b)(i). No sales of electric energy shall be made to any Person from a Reserved Unit (or any portion thereof) declared by Seller to be not Available.

                  (ii) In the event that a Reserved Unit shall have electric generation capacity in excess of its Net Dependable Capacity set forth in Appendix A, Seller may offer and sell such capacity and associated electric energy to third parties on such terms as Seller shall determine in its sole discretion. Seller shall be responsible for arranging transmission service for any deliveries of electric energy contemplated by any such sales to third parties (it being understood that this Agreement does not grant any rights of access to, or use of, any transmission service); and the delivery of electric energy contemplated by any such sales to third parties shall be in accordance with the provisions of the Interconnection Agreement; and Seller shall schedule the sale of any energy so released through EO and shall respond to any recall of such energy by EO within the applicable time period specified in Section 6(b)(i). It is further understood that, in the event that any such sales to third parties shall be made and there shall be a derating in the associated Reserved Unit, such sales shall be curtailed in full before any curtailment of Electric Energy dispatched by ComEd from such Reserved Unit as a result of such derating.

                  (iii) Seller may not sell Ancillary Services with respect to any undispatched Reserved Capacity referred to in Section 6(b)(i) or with respect to any excess capacity referred to in Section 6(b)(ii).

                  (c)      OUTAGES

                  (i) PLANNED OUTAGES. On or prior to the Effective Date, Seller shall submit to ComEd a proposed schedule of Planned Outages (including Planned Deratings) scheduled by Seller for the following three Contract Years for the Reserved Units, which schedule shall be supplemented by Seller every six months following the Effective Date by notice to the EO Generation Dispatcher to extend the period covered by such schedule by six months; PROVIDED, HOWEVER, that no Planned Outage may be scheduled to cover any portion of a Summer Period. Such schedule, and each supplement thereto, shall indicate the planned start and completion dates for each Planned Outage shown during the period covered thereby and the amount of generating capacity that will be affected. Within sixty days of receipt of such schedule or any supplement thereto, ComEd may request reasonable modifications therein. Seller and ComEd shall work together to schedule Planned Outages to meet their mutual requirements; however, it is understood that in the event of a disagreement on such scheduling, ComEd will have the right to resolve such disagreements as it reasonably determines to be appropriate in accordance with Prudent Utility Practice. In addition, ComEd may at any time request, and Seller shall make, changes to such schedule or any such supplement if ComEd deems such changes to be necessary, PROVIDED THAT, Seller shall not be required in connection with any such changes to split a single Planned Outage into more than one outage or to reduce the duration of a Planned Outage; PROVIDED FURTHER that, except for changes requested during the first six months of the Term, such changes do not affect any Planned Outages during the six months immediately following Seller's receipt of such request; and PROVIDED FURTHER, that if Seller reasonably incurs increased costs as a result of ComEd's request to reschedule a Planned Outage, ComEd shall reimburse Seller for the actual, documented increased out-of-pocket costs. At least one week prior to any Planned Outage, Seller shall orally notify the EO Generation Dispatcher of the expected start date of such Planned Outage, the amount of generating capacity at the Reserved Units which will not be available to ComEd during such Planned Outage, and the expected completion date of such Planned Outage. Seller shall orally notify the EO Generation Dispatcher promptly of any subsequent changes in such generating capacity not available or any subsequent changes in the Planned Outage completion date. As soon as practicable, all such oral notifications shall be confirmed in writing.

                  (ii) MAINTENANCE OUTAGES. To the extent that during any Contract Year Seller needs to schedule a Maintenance Outage, Seller shall notify the EO Generation Dispatcher of such outage and shall plan such outage of generating capacity and use reasonable efforts to accommodate the requirements and service obligations of ComEd. Notice of a proposed Maintenance Outage shall include the expected start date of the outage, the amount of unavailable generating capacity of the Reserved Units and the expected completion date of the outage, and shall be given to ComEd at the time the need for the outage is determined by Seller. ComEd shall promptly respond to such notice and may request reasonable modifications in the schedule for the outage to accommodate the requirements and service obligations of ComEd. Seller shall use reasonable efforts to comply with such requested modifications; and shall, if requested by ComEd, reschedule its Maintenance Outages, PROVIDED THAT it may do so in accordance with Prudent Utility Practice. Seller shall notify the EO Generation Dispatcher promptly of any subsequent changes in such generating capacity not available to ComEd or any subsequent changes in such outage completion date. As soon as practicable, any such notifications given orally shall be confirmed in writing.

                  (iii) FORCED OUTAGES. Seller shall provide to the EO Generation Dispatcher immediately an oral report of any Forced Outage (including Forced Deratings) of the Reserved Units, which report shall include the amount of generating capacity at the Reserved Units unavailable because of such Forced Outage and the expected return date of such generating capacity, and shall update such report by notice to the EO Generation Dispatcher promptly as necessary to advise ComEd of changed circumstances. As soon as practicable, all such oral reports shall be confirmed in writing.

                  (iv) INFORMATION RELATED TO OUTAGES. In addition to the foregoing, Seller shall provide to ComEd information relating to outages of generating capacity at the Reserved Units which would affect Seller's ability to deliver Electric Energy from such Units.

                  (d) OPERATING CHARACTERISTICS. The operating characteristics of each Reserved Unit shall be consistent with the Design Limits for such Reserved Unit set forth in Appendix A unless otherwise mutually agreed by the Parties. Any changes to such operating characteristics which may affect the delivery of Electric Energy pursuant to this Agreement must be agreed by the Parties. Seller shall reduce, curtail or interrupt electrical generation at the Reserved Units in accordance with Prudent Utility Practice or take other appropriate action in accordance with the applicable provisions of the Interconnection Agreement which in the reasonable judgment of ComEd may be necessary to operate, maintain and protect the ComEd System or the transmission system of another utility during an Emergency Condition or in the reasonable judgment of Seller may be necessary to operate, maintain and protect the Reserved Units during an Emergency Condition.

                  (e) FUEL SOURCE AND EMISSIONS REPORTS. Seller shall provide ComEd with information concerning Seller's fuel sources and emissions (including carbon dioxide, nitrous oxides and sulfur dioxide emissions) as reasonably requested by ComEd in order to allow ComEd to meet its statutory reporting obligations (including those reporting obligations imposed by Section 16-127 of the Illinois Public Utilities Act and associated rules of the Illinois Commerce Commission) in respect of such information to governmental bodies, customers or other Persons.

                  (f) RECORDS. Each Party shall keep and maintain all records as may be necessary or useful in performing or verifying any calculations or charges made pursuant to this Agreement, or in verifying such Party's performance hereunder. All such records shall be retained by each Party for at least three calendar years following the calendar year in which such records were created. Each Party shall make such records available to the other Party for inspection and copying at the other Party's expense, upon reasonable notice during such Party's regular business hours. Each Party and its agents, including auditors, shall have the right, upon thirty days written notice prior to the end of an applicable three calendar year period to request copies of such records. Each Party shall provide such copies, at the other Party's expense, within thirty days of receipt of such notice or shall make such records available to the other Party and its agents, including auditors, in accordance with the foregoing provisions of this Section.

7.       COMPENSATION

                  (a) MONTHLY CHARGES. ComEd shall pay to Seller, in respect of each calendar month during the Term, the following amounts:

                  (i) MONTHLY CAPACITY CHARGE. A Monthly Capacity Charge equal to the Summer Capacity Payment, if such month is a Summer Month, or the Non-Summer Capacity Payment, if such month is a Non-Summer Month; PROVIDED, HOWEVER, if the first month of the First Contract Year is a partial month (as a result of the Effective Date occurring during a month), the amount payable under this Section 7(a)(i) in respect of such partial month shall be prorated by multiplying it by a fraction, the numerator of which is the number of days from the Effective Date through the last day of such month and the denominator of which is the total number of days in such month.

                  (ii) ENERGY CHARGE. An amount equal to the product of (x) the Electric Energy (expressed in megawatt hours) sold to ComEd under this Agreement during such month multiplied by (y) the megawatt hour charge applicable to such Electric Energy as determined from the following table:

                                      OIL-FIRED ENERGY               GAS-FIRED ENERGY
              CONTRACT                 MEGAWATT HOUR                  MEGAWATT HOUR
                YEAR                 CHARGE ($/MEGAWATT             CHARGE ($/MEGAWATT
                                           HOUR)(1)                       HOUR)(2)
            ============================================================================
                  1                         $75                            $40

                  2                          80                             45

                  3                          85                             50

                  4                          90                             55

                  5                          95                             60

                ----------
                (1) Applicable to Fisk, Waukegan and Bloom.
                (2) Applicable to Crawford, Calumet, Joliet, Electric Junction,
                   Lombard and Sabrooke.

                  (iii) An amount equal to the sum of the following calculations for each Reserved Unit during a given month: the product of (1) the number of megawatt hours during such month that such Reserved Unit is operated at the request of ComEd within the range set forth opposite generating units of the same type as such Reserved Unit (I.E., gas-fired or oil-fired) in the following table, multiplied by (2) the Low Load Charge set forth opposite such unit in the following table; PROVIDED, HOWEVER, that no Low Load Charge shall be due if, due to derating (not directed by ComEd), the Reserved Unit is unable to operate above the Low Load Range specified in the table below.


        =================================================================================
         Peaking Unit                Load Range                       Low Load Charge
                                     (Net MWs)                     ($ per Megawatt-hour)
        =================================================================================
         Gas-Fired(1)              0 - (2 x Minimum Load)                   $26

         Gas-Fired(1)             (2 x Minimum Load) -                      12
                                  (3.5 x Minimum Load)

         Oil-Fired(2)              0 - Minimum Load                         48

         Oil-Fired(2)                Minimum Load -                         22
                                  (2 x Minimum Load)
        ---------------------------------------------------------------------------------

         (1) Applicable to Crawford, Calumet, Joliet, Electric Junction, Lombard and Sabrooke.
         (2)      Applicable to Fisk, Waukegan and Bloom.

                  (iv) PEAK OPERATION BONUS. An amount equal to the Peak Operation Bonus, if any, in respect of the Reserved Units.

                  (v) ANCILLARY SERVICES. There shall not be any additional charges payable by ComEd or otherwise in respect of the Ancillary Services described in Section 9.

                  (b) MINIMUM TAKE TRUE-UP. The amount otherwise payable under Section 7(a)(ii) in respect of the last month of a Contract Year shall be subject to upward adjustment to reflect the Minimum Take True-Up, if any.

8.       TESTING

                  Capability evaluations of the Reserved Units may be conducted by ComEd at reasonable intervals. Such evaluations shall consist of a period of one hour during which ComEd may request the Net Dependable Capacity of a Reserved Unit (as set forth in Appendix A) to generate Electric Energy for delivery to the ComEd System. Once a test period has been initiated, it must last one hour unless ComEd and the general manager for the Reserved Units mutually agree to a shorter duration. In addition, ComEd may request not more than once per Contract Year that a Reserved Unit undergo a generating test as specified in Guide No. 3A of MAIN (a copy of which is attached as Appendix B). No tests will be conducted or continued which, in the opinion of Seller, should not be conducted or continued in accordance with Prudent Utility Practice. If Seller prevents or discontinues a test in accordance with Prudent Utility Practice, ComEd shall have the right to retest the affected Reserved Unit upon prior notice to Seller. Seller shall have the right to retest any Reserved Unit after the failure of any test performed at the request of ComEd pursuant to this Section 8.

9.       ANCILLARY SERVICES

                  As directed by ComEd, Seller shall provide the following additional services (the "ANCILLARY SERVICES") with respect to the Reserved
Capacity:

                  (a) Reactive supply and voltage control from generation sources
                  (b)      Regulation and frequency response
                  (c)      Operating reserve - spinning
                  (d)      Operating reserve - supplemental

The requirements of these services shall be as stated in ComEd's Open Access Transmission Tariff as filed with FERC, and any requirements of MAIN, NERC, any ISO and any successors to the functions thereof.

10.      LIMITATION OF LIABILITY

                  In no event or under any circumstances shall either Party (including such Party's affiliates and such Party's and such affiliates' respective directors, officers, employees and agents) be liable to the other Party (including such Party's affiliates and such Party's and such affiliate's respective directors, officers, employees and agents) for any special, incidental, exemplary, indirect, punitive or consequential damages or damages in the nature of lost profits, whether such loss is based on contract, warranty or tort (including intentional acts, errors or omissions, negligence, indemnity, strict liability or otherwise). A Party's liability under this Agreement shall be limited to direct, actual damages, and all other damages at law or in equity are waived.

                  Notwithstanding the foregoing provisions of this Section or any other Section hereof, if

                  (i) ComEd dispatches the delivery of Electric Energy from a Reserved Unit in accordance with the provisions hereof (other than during a ComEd Event of Default under Section 14(b)(i)) and Seller fails to provide the Electric Energy so dispatched by ComEd, or

                  (ii) if Seller falls to declare a Reserved Unit Available at its Net Dependable Capacity (as set forth in Appendix A),

and, during such failure, Seller sells or provides electric energy from the Reserved Unit to any Person other than ComEd (including Seller but excluding provision or use of electric energy by Seller solely for use at the Site), ComEd shall, in addition to any rights it has to an adjustment of payments otherwise due hereunder or to terminate this Agreement, be entitled to reimbursement by Seller for all of ComEd's out-of-pocket costs related to or resulting from such failure by Seller, including:

                  (w) the costs to purchase and transmit electric energy in substitution for the subject Electric Energy to the extent such costs exceed the costs that would have been due hereunder had, in the case of a failure under clause (i) above, Seller provided the Electric Energy dispatched by ComEd, or the costs to purchase and transmit electric energy in substitution for the Net Dependable Capacity (as set forth in Appendix A) from the subject Reserved Unit to the extent such costs exceed the costs that would have been due hereunder had, in the case of a failure under clause (ii) above, Seller declared such Reserved Unit Available and ComEd had dispatched Electric Energy from such Reserved Unit in each case in an amount inclusive of the electric energy sold to such Person;

                  (x) any and all amounts paid (whether in the form of cash payments, bill credits, tariff adjustments or otherwise) by ComEd to its customers pursuant to statute, tariff or order of a tribunal of competent jurisdiction or other Requirement of Law because ComEd was unable to provide electric energy to any of its customers to the extent that all or any part of such inability could reasonably have been expected to have been avoided absent such failure by Seller;

                  (y) attorneys', consultants' and witnesses' fees incurred by ComEd in connection with a regulatory or judicial investigation or proceeding of any kind related to or resulting from an inability of ComEd to provide electric energy to any of its customers to the extent that all or any part of such inability could reasonably have been expected to have been avoided absent such failure by Seller; and

                  (z) any other amounts owed to third parties because of ComEd's inability to deliver electric energy if all or any part of such inability could reasonably have been expected to have been avoided absent such failure by Seller.

In addition, if ComEd is unable to provide electric energy to any customer or third party and all or part of such inability could reasonably have been expected to have been avoided absent such failure by Seller, ComEd will suffer significant damages in addition to its out-of-pocket costs, the quantification of which is difficult to ascertain. Accordingly, if ComEd is unable to provide electric energy to any customer or third party and all or any part of such inability could reasonably have been expected to have been avoided absent such failure by Seller, and, during such failure by Seller, Seller sells or provides electric energy from the subject Reserved Unit to any person other than ComEd (including Seller but excluding provision or use of electric energy by Seller solely for use at the Site), Seller shall pay for each occurrence, in addition to the out-of-pocket costs described above, liquidated damages to ComEd in the amount of $25,000 for each megawatt of Net Dependable Capacity (as set forth in Appendix A) for the relevant Reserved Unit.

11.       DISAGREEMENTS.

                  (a) ADMINISTRATIVE COMMITTEE PROCEDURE. Except to the extent otherwise provided in Section 5(d), if any disagreement arises on matters concerning this Agreement, the disagreement shall be referred to one representative of each Party, who shall attempt to timely resolve the disagreement. If such representatives can resolve the disagreement, such resolution shall be reported in writing to and shall be binding upon the Parties. If such representatives cannot resolve the disagreement within a reasonable time, or a Party fails to appoint a representative within 10 days of written notice of the existence of a disagreement, then the matter shall proceed to arbitration as provided in Section 11(b).

                  (b) ARBITRATION. If pursuant to Section 11(a), the Parties are unable to resolve a disagreement arising on a matter pertaining to this Agreement, such disagreement shall be settled by arbitration in Chicago, Illinois. The arbitration shall be governed by the United States Arbitration Act (9 U.S.C. Section 1 ET SEQ.), and any award issued pursuant to such arbitration may be enforced in any court of competent jurisdiction. This agreement to arbitrate and any other agreement or consent to arbitrate entered into in accordance herewith will be specifically enforceable under the prevailing arbitration law of any court having jurisdiction. Notice of demand for arbitration must be filed in writing with the other Party to this Agreement. Arbitration shall be conducted as follows:

                  (i) Either Party may give the other Party written notice in sufficient detail of the disagreement and the specific provision of this Agreement under which the disagreement arose. The demand for arbitration must be made within a reasonable time after the disagreement has arisen. In no event may the demand for arbitration be made if the institution of legal or equitable proceedings based on such disagreement is barred by the applicable statute of limitations. Any arbitration related to this Agreement may be consolidated with any other arbitration proceedings related to this Agreement.

                  (ii) The Parties shall attempt to agree on a person with special knowledge and expertise with respect to the matter at issue to serve as arbitrator. If the Parties cannot agree on an arbitrator within ten days, each shall then appoint one person to serve as an arbitrator and the two thus appointed shall select a third arbitrator with such special knowledge and expertise to serve as Chairman of the panel of arbitrators; and such three arbitrators shall determine all matters by majority vote; PROVIDED HOWEVER, if the two arbitrators appointed by the Parties are unable to agree upon the appointment of the third arbitrator within five days after their appointment, both shall give written notice of such failure to agree to the Parties, and, if the Parties fail to agree upon the selection of such third arbitrator within five days thereafter, then either of the Parties upon written notice to the other may require appointment from, and pursuant to the rules of, the Chicago office of the American Arbitration Association for commercial arbitration. Prior to appointment, each arbitrator shall agree to conduct such arbitration in accordance with the terms of this Agreement.

                  (iii) The Parties shall have sixty days from the appointment of the arbitrator(s) to perform discovery and present evidence and argument to the arbitrator(s). During that period, the arbitrator(s) shall be available to receive and consider all such evidence as is relevant and, within reasonable limits due to the restricted time period, to hear as much argument as is feasible, giving a fair allocation of time to each Party to the arbitration.
         The arbitrator(s) shall use all reasonable means to expedite discovery and to sanction noncompliance with reasonable discovery requests or any discovery order. The arbitrator(s) shall not consider any evidence or argument not presented during such period and shall not extend such period except by the written consent of both Parties. At the conclusion of such period, the arbitrator(s) shall have forty-five calendar days to reach a determination. To the extent not in conflict with the procedures set forth herein, which shall govern, such arbitration shall be held in accordance with the prevailing rules of the Chicago office of the American Arbitration Association for commercial arbitration.

                  (iv) The arbitrator(s) shall have the right only to interpret and apply the terms and conditions of this Agreement and to order any remedy allowed by this Agreement, but may not change any term or condition of this Agreement, deprive either Party or any right or remedy expressly PROVIDED HEREUNDER, or provide any right or remedy that has been expressly excluded hereunder.

                  (v) The arbitrator(s) shall give a written decision to the Parties stating their findings of fact and conclusions of law, and shall furnish to each Party a copy thereof signed by him (them) within five calendar days from the date of their determination. The arbitrator's(s') decision shall be final and binding upon the Parties.

                  (vi) Each Party shall pay the cost of the arbitrator(s) with respect to those issues as to which they do not prevail, as determined by the arbitrator(s).

                  (c) OBLIGATIONS TO PAY CHARGES AND PERFORM. If a disagreement should arise on any matter which is not resolved as provided in
Section 11(a), then, pending the resolution of the disagreement by arbitration as provided in Section 11(b), Seller shall continue to operate the Reserved Units in a manner consistent with the applicable provisions of this Agreement and ComEd shall continue to pay all charges and perform all other obligations required in accordance with the applicable provisions of this Agreement.

                  (d)      PRELIMINARY INJUNCTIVE RELIEF. Nothing in this
Section 11 shall preclude, or be construed to preclude, the resort by either Party to a court of competent jurisdiction solely for the purposes of securing a temporary or preliminary injunction to preserve the status quo or avoid irreparable harm pending arbitration pursuant to this Section 11.

                  (e) SETTLEMENT DISCUSSIONS. The Parties agree that no statements of position or offers of settlement made in the course of the dispute process described in this Section 11 will be offered into evidence for any purpose in any litigation or arbitration between the Parties, nor will any such statements or offers of settlement be used in any manner against either Party in any such litigation or arbitration. Further, no such statements or offers of settlement shall constitute an admission or waiver of rights by either Party in connection with any such litigation or arbitration. At the request of either Party, any such written statements and offers of settlement, and all copies thereof, shall be promptly returned to the Party providing the same.

12.       ASSIGNMENT; TRANSFER OF RESERVED UNITS

                  (a) ASSIGNMENT. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, ComEd shall have the right to assign its rights and obligations hereunder without the consent of Seller to (i) any entity that has a net worth of at least $500 million and credit ratings for long-term secured debt from Standard & Poor's Ratings Group of BBB- or higher and from Moody's Investors Service, Inc. of Baa3 or higher or (ii) any affiliate of ComEd. For the purposes of this Section 12(a), any direct transfer or series of direct transfers (whether voluntary or by operation of law) of a majority of the outstanding voting equity interests of Seller (or any entity or entities directly or indirectly holding a majority of the outstanding voting equity interests of Seller) to any party other than an affiliate controlled by, or under common control with, Seller shall be deemed an assignment of this Agreement.

                  (b) COLLATERAL ASSIGNMENT. Notwithstanding the above, ComEd hereby consents to the assignment by Seller of a security interest in this Agreement to any Lenders; PROVIDED that Owner shall have provided notice of any such assignment to ComEd. ComEd further agrees to execute documentation to evidence such consent, PROVIDED it shall have no obligation to waive any of its rights under this Agreement. ComEd recognizes that such consent may grant certain rights to such Lenders, which shall be fully developed and described in the consent documents, including (i) this Agreement shall not be amended in any material respect or terminated (except for termination pursuant to the terms of this Agreement) without the consent of Lenders, which consent as to amendments shall not be unreasonably withheld or delayed, (ii) Lenders shall be given notice of, and a reasonable time period (but in no event more than the time period provided to Seller) to cure, any Seller breach or default of this Agreement, (iii) if a Lender forecloses, takes a deed in lieu or otherwise exercises its remedies pursuant to any security documents, that ComEd shall, at Lender's request, continue to perform all of its obligations hereunder, and Lender or its nominee may perform in the place of Seller, and may assign this Agreement to another party in place of Seller (PROVIDED either (i) such proposed assignee is creditworthy and possesses experience and skill in the operation of electric generation plants or (ii) ComEd consents to the assignment to such proposed assignee, which consent shall not be unreasonably withheld (it being understood that ComEd may, in deciding whether to grant such consent, take into account the creditworthiness and the electric generation plant experience and skill of the proposed assignee)), and enforce all of Seller's rights hereunder, (iv) that Lender(s) shall have no liability under this Agreement except during the period of such Lender(s)' ownership and/or operation of a Reserved Unit(s), (v) that ComEd shall accept performance in accordance with this Agreement by Lender(s) or its (their) nominee, (vi) that ComEd shall make all payments to an account designated by Lender(s), and (vii) that ComEd shall make representations and warranties to Lender(s) as Lender(s) may reasonably request with regard to (A) ComEd's corporate existence, (B) ComEd's corporate authority to execute, deliver, and perform this Agreement, (C) the binding nature of this Agreement on ComEd,
(D) receipt of regulatory approvals by ComEd with respect to its performance under this Agreement, and (E) whether any defaults by Owner are known by ComEd then to exist under this Agreement.

                  (c) TRANSFER OF RESERVED UNITS DURING THE TERM. Prior to the Termination Date, Seller shall not sell or otherwise transfer any interest in the Reserved Units to any Person without first obtaining ComEd's written consent, which consent shall not be unreasonably withheld or delayed and may be conditioned upon the transferee's assumption of the obligations of Seller under this Agreement in respect of the Reserved Units. No such assignment shall relieve Seller from its obligations hereunder, unless otherwise agreed to by ComEd in writing. Any such sale or transfer without consent under this Section 12 shall be null and void.

13.       TERMINATION BY COMED WITH RESPECT TO CERTAIN GENERATING UNITS

                  Subject to the notice and other requirements contained in this
Section 13, ComEd shall have the right, in its sole discretion, with respect to each of the Third Contract Year, the Fourth Contract Year and the Fifth Contract Year to terminate this Agreement with respect to any of the Units (such rights to terminate being referred to herein collectively as "TERMINATION OPTIONS" and individually as a "TERMINATION OPTION"). ComEd may exercise a Termination Option with respect to the Third, Fourth and/or Fifth Contract Years by providing written notice of such exercise to Seller by no later than 90 days before the first day of the applicable Contract Year. Such notice shall contain (i) a statement that ComEd is exercising a Termination Option or Termination Options and (ii) the Contract Year or Contract Years with respect to which the Termination Option or Termination Options being exercised relate. Such termination(s) shall become effective as of the first day of the earliest Contract Year with respect to which such termination(s) relate, and at such time this Agreement shall terminate and be of no further force or effect with respect to the Units so terminated, PROVIDED THAT, the provisions of Sections 6(e) (Fuel Source and Emissions),
6(f) (Records), 10 (Limitation of Liability), 11 (Disagreements), 14
(Default, Termination and Remedies), and 16 (Indemnification) shall survive such termination(s), and PROVIDED FURTHER, that any such termination(s) shall have no effect on this Agreement as it relates to the Units that are not terminated in accordance with this Section 13.

14.       DEFAULT; TERMINATION AND REMEDIES.

                  (a) SELLER'S DEFAULT. The occurrence and continuation of any of the following events or circumstances at any time during the Term, except to the extent caused by, or resulting from, an act or omission of ComEd in breach of this Agreement, shall constitute an event of default by Seller ("SELLER'S EVENT OF DEFAULT"):

                  (i) Seller fails to pay any sum due from it hereunder on the due date thereof and such failure is not remedied within ten Business Days after receipt of written notice thereof;

                  (ii) Seller shall without reasonable cause abandon or wilfully desert for a period in excess of 24 hours whatever control center is responsible for receiving dispatch orders from ComEd with respect to the Reserved Units;

                  (iii)    Seller's Bankruptcy; or

                  (iv) Seller fails in any material respect to perform or comply with any other obligation in this Agreement on its part to be observed or performed which failure materially and adversely affects ComEd, and if reasonably capable of remedy, is not remedied within 60 days after ComEd has given written notice to Seller of such failure and requiring its remedy; PROVIDED, HOWEVER, that if such remedy cannot reasonably be cured within such period of 60 days, such failure shall not constitute a Seller's Event of Default if Seller has promptly commenced and is diligently proceeding to cure such default.

                  (b) COMED DEFAULT. The occurrence and continuation of any of the following events or circumstances at any time during the Term, except to the extent caused by, or resulting from, an act or omission of Seller in breach of this Agreement, shall constitute an event of default by ComEd ("COMED EVENT OF DEFAULT"):

                  (i)      ComEd fails to pay any amount due from it pursuant to
         Section 7 hereof on the due date thereof and such failure is not remedied within ten Business Days after receipt of written notice thereof;

                  (ii) ComEd fails to pay any sum (other than one set forth in subsection (i) above) due from it hereunder on the due date thereof and such failure is not remedied within fifteen days after Seller has given written notice to ComEd of such failure and requiring its remedy;

                  (iii)    ComEd's Bankruptcy; or

                  (iv) ComEd fails in any material respect to perform or comply with any other obligation in this Agreement on its part to be observed or performed which failure materially and adversely affects Seller, and if reasonably capable of remedy, is not remedied within 60 days after Seller has given written notice to ComEd of such failure and requiring its remedy; PROVIDED, HOWEVER, that if such remedy cannot reasonably be cured within such period of 60 days, such failure shall not constitute a ComEd Event of Default if ComEd has promptly commenced and is diligently proceeding to cure such default.

                  (c)      REMEDIES AND REMEDIES CUMULATIVE.

                  (i) Upon the occurrence and during the continuance of a ComEd Event of Default or a Seller's Event of Default, the non-defaulting party may at its discretion (A) terminate this Agreement upon 30 days prior written notice to the Party in default and (B) exercise any other rights and remedies available at law or in equity.

                  (ii) If a ComEd Event of Default under Section 14(b)(i) has occurred and is continuing, Seller shall have the right to sell the electric energy represented by the Reserved Capacity on a daily basis during the continuance of such ComEd Event of Default to third parties.

                  (d) EXTENDED OUTAGE. ComEd may terminate this Agreement upon thirty days prior written notice to Seller if an outage (including an outage caused by, or resulting from, a Force Majeure Event) at the Reserved Units prevents Seller from substantially performing its obligations hereunder for a consecutive period of 120 days, PROVIDED THAT if Seller demonstrates that it has taken significant steps toward remediating the circumstances which led to such outage and certifies in writing to

ComEd that such outage will end within 300 days of its commencement (and such outage in fact ends within such 300 days), then ComEd may not so terminate this Agreement.

                  (e) TERMINATIONS UNDER SECTION 13. This Agreement shall terminate at such time as all of the Units are terminated by ComEd in accordance with Section 13.

5.       FORCE MAJEURE

                  (a) FORCE MAJEURE EVENT. For the purposes of this Agreement, "FORCE MAJEURE EVENT" means any unforeseeable event, condition or circumstance beyond the reasonable control of the Party affected (the "AFFECTED PARTY") which, despite all reasonable efforts of the Affected Party to prevent it or mitigate its effects, prevents the performance by such Affected Party of its obligations hereunder. Subject to the foregoing, "Force Majeure Event" shall include:

                  (i) explosion and fire (in either case to the extent not attributable to the negligence of the Affected Party);

                  (ii) flood, earthquake, storm, or other natural calamity or act of God;

                  (iii)    strike or other labor dispute;

                  (iv)     war, insurrection or riot;

                  (v) acts of, or failure to act by, legislative, judicial or regulatory agencies or officials (collectively, "GOVERNMENTAL ACTION"); and

                  (vi)     Change of Law.

                  (b)      OBLIGATIONS UNDER FORCE MAJEURE.

                  (i) If the Affected Party is rendered unable, wholly or in part, by a Force Majeure Event, to carry out some or all of its obligations under this Agreement, then, during the continuance of such inability, the obligation of such Party to perform the obligations so affected shall be suspended.

                  (ii) The Affected Party shall give written notice of such Force Majeure Event to the other Party as soon as practicable after such event occurs, which notice shall include information with respect to the nature, cause and date of commencement of the occurrence(s), and the anticipated scope and duration of the delay. Upon the conclusion of the Force Majeure Event, the Affected Party shall, with all reasonable dispatch, take all steps reasonably necessary to resume the obligation(s) previously suspended.

                  (iii) Notwithstanding the foregoing, an Affected Party shall not be excused under this Section 15(b) for (x) any non-performance of its obligations under this Agreement having a greater scope or longer period than is justified by the Force Majeure Event or
         (y) the performance of obligations that arose prior to the Force Majeure Event. Nothing contained herein shall be construed as requiring an Affected Party to settle any strike, lockout or other labor dispute in which it may be involved.

                  (c) CONTINUED PAYMENT OBLIGATION. A Party's obligation to make payments already owing pursuant to this Agreement shall not be suspended by a Force Majeure Event.

                  (d) AVAILABILITY. Notwithstanding this Section 15, outages or deratings of Reserved Units caused by, or attributable to, Force Majeure Events shall be considered periods that the affected capacity is Unavailable unless such Force Majeure Event is an event described in clause (ii) or (iv) of Section 15(a) (in which case, such affected capacity shall be considered Available at a Capacity Adjustment Factor of 90 for the Summer Months and 100 for the Non-Summer Months).

6.       REPRESENTATIONS AND WARRANTIES

                  (a) REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby makes the following representations and warranties to ComEd:

                  (i) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the State of Illinois and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

                  (ii) The execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary corporate action, and do not and will not require any consent or approval of Seller's Board of Directors or equity holders other than that which has been obtained (evidence of which shall be, if it has not heretofore been, delivered to ComEd).

                  (iii) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement, do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any legal requirements, or any organizational documents, agreement, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which Seller is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

                  (iv) This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                  (v) There is no pending, or to the knowledge of Seller, threatened action or proceeding affecting Seller before any governmental authority which purports to affect the legality, validity or enforceability of this Agreement.

                  (vi) Seller has all governmental approvals necessary for it to perform its obligations under this Agreement.

                  (b) REPRESENTATIONS AND WARRANTIES OF COMED. ComEd hereby makes the following representations and warranties to Seller:

                  (i) ComEd is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, is qualified to do business in the State of Illinois and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

                  (ii) The execution, delivery and performance by ComEd of this Agreement have been duly authorized by all necessary corporate action, and do not and will not require any consent or approval of ComEd's Board of Directors or shareholders other than that which has been obtained (evidence of which shall be, if it has not heretofore been, delivered to Seller).

                  (iii) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any legal requirements, or its articles of incorporation or bylaws, or any deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which ComEd is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

                  (iv) This Agreement constitutes the legal, valid and binding obligation of ComEd enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                  (v) There is no pending, or to the knowledge of ComEd, threatened action or proceeding affecting ComEd before any governmental authority which purports to affect the legality, validity or enforceability of this Agreement.

                  (vi) ComEd has all governmental approvals necessary for it to perform its obligations under this Agreement.

7.       INDEMNIFICATION

                  Each Party shall indemnify and hold harmless the other Party, and its officers, directors, agents and employees from and against any and all claims, demands, actions, losses, liabilities, expenses (including reasonable legal fees and expenses), suits and proceedings of any nature whatsoever for personal injury, death or property damage to each other's property or facilities or personal injury, death or property damage to third parties caused by the gross negligence or wilful misconduct of the indemnifying Party that arise out of or are in any manner connected with the performance of this Agreement, except to the extent such injury or damage is attributable to the gross negligence or wilful misconduct of, or breach of this Agreement by, the Party seeking indemnification hereunder. Title, and all risk relating to, all Electric Energy purchased by ComEd under this Agreement from a Reserved Unit shall pass to ComEd at the Point of Delivery for such Reserved Unit. ComEd shall indemnify Seller for liability from Electric Energy once sold and delivered at such Point of Delivery; and Seller shall indemnify ComEd for liability from Electric Energy prior to its delivery at such Point of Delivery.

8.       NOTICES

                  Unless otherwise provided in this Agreement, any notice, consent or other communication required to be made under this Agreement shall be in writing and shall be delivered to the address set forth below or such other address as the receiving Party may from time to time designate by written notice:

                  If to ComEd, to:

                           Commonwealth Edison Company
                           One First National Plaza, 37th Floor
                           10 South Dearborn Street
                           Chicago, Illinois 60603
                           Attention: Senior Vice President-Transmission Facsimile No.: (312) 394-3110
                           Confirmation No.: (312) 394-3172

                  with a copy to:

                           Commonwealth Edison Company
                           Law Department
                           Room 1535
                           125 South Clark Street
                           Chicago, Illinois 60603
                           Attention: Associate General Counsel-
                                      Corporate and Commercial
                           Facsimile No.: (312) 394-3950
                           Confirmation No.: (312) 394-5400

                  If to Seller, to:

                           Midwest Generation, LLC
                           One Financial Place - Suite 3500
                           440 South LaSalle Street
                           Chicago, Illinois 60605
                           Attention: President
                           Facsimile No.: (312) 583-6000
                           Confirmation No.: (312) 583-6111

                  with copies to:

                  Edison Mission Marketing & Trading Inc.
                  18101 Von Karman Avenue - Suite 1700
                  Irvine, California 92612
                  Attention: Bulk Power Operations
                  Fax No.: (949) 798-7425
                  Confirmation No.: (949) 798-7421

                  and

                  Edison Mission Energy
                  18101 Von Karman Avenue - Suite 1700
                  Irvine, California 92612
                  Attention: General Counsel
                  Fax No.: (949) 757-0807
                  Confirmation No.: (949) 798-7902

                  and

                  Edison Mission Energy
                  18101 Von Karman Avenue - Suite 1700
                  Irvine, California 92612
                  Attention: Assistant General Counsel
                  Fax No.: (949) 757-0807
                  Confirmation No.: (949) 798-7937

All notices shall be effective when received.

9.       CONFIDENTIALITY

                  Each Party agrees that it will treat in confidence all documents, materials and other information marked "Confidential," "Proprietary" or with a similar designation by the disclosing Party ("CONFIDENTIAL INFORMATION") which it shall have obtained during the course of the negotiations leading to, and its performance of, this Agreement (whether obtained before or after the date of this Agreement). Confidential Information shall not be communicated to any third party (other than, in the case of Seller, to its affiliates, to its counsel, accountants, financial or tax advisors, or insurance consultants, to prospective partners and other investors in Seller and their counsel, accountants, or financial or tax advisors, or in connection with any financing or refinancing, or its permitted assignees or transferees; and in the case of ComEd, to its affiliates, or to its counsel, accountants, financial advisors, tax advisors or insurance consultants, or its permitted assignees or transferees). As used herein, the term "Confidential Information" shall not include any information which (i) is or becomes available to a Party from a source other than the other Party, (ii) is or becomes available to the public other than as a result of disclosure by the receiving Party or its agents or (iii) is required to be disclosed under applicable law or judicial, administrative or regulatory process, but only to the extent it must be disclosed.

10.      GOVERNING LAW

                  Except as provided in Section 11, this Agreement shall be deemed to be an Illinois contract and shall be construed in accordance with and governed by the laws of Illinois without regard to its conflicts of laws provisions.

11.      PARTIAL INVALIDITY

                  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. In the event that such a construction would be unreasonable or would deprive a Party of a material benefit under this Agreement, the Parties shall seek to amend this Agreement to remove the invalid provision and otherwise provide the benefit unless prohibited by any Requirements of Law.

12.      WAIVERS

                  The failure of either Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of a Party thereafter to enforce each and every such provision. A waiver under this Agreement must be in writing and state that it is a waiver. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

13.      COMPETITIVE TRANSITION CHARGE.

                  The Parties acknowledge that Seller has satisfied its Competitive Transition Charge (as defined in the Illinois Public Utilities
Act) obligations with respect to the Sites by prepayment, which was included in the Purchase Price paid under the Asset Sale Agreement.

14.      ENTIRE AGREEMENT AND AMENDMENTS

                  Except as provided in the Asset Sale Agreement and the Interconnection Agreement, this Agreement supersedes all previous representations, understandings, negotiations and agreements either written or oral between the Parties hereto or their representatives with respect to the subject matter hereof and constitutes the entire agreement of the Parties with respect to the subject matter hereof. No amendments or changes to this Agreement shall be binding unless made in writing and duly executed by both Parties.

                  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth at the beginning of this Agreement.

                                      COMMONWEALTH EDISON COMPANY


                                      By: /s/ Robert J. Manning
                                          ---------------------------------
                                      Name:   Robert J. Manning
                                      Title:  Executive Vice President



                                      MIDWEST GENERATION, LLC


                                      By: /s/ Georgia R. Nelson
                                          ---------------------------------
                                      Name:   Georgia R. Nelson
                                      Title:  President

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                                   APPENDIX A

                                  DESIGN LIMITS


                  The Design Limits listed below shall be applicable to any dispatch of the combustion turbine units by ComEd:



==================================================================================================================
                                                                                           Minimum
                         Fuel      Peak          Net          Minimum                        Time           Ramp
Peaker                   Type    Capacity     Dependable     Operating    Start Time        Between         Rate
                                   (MW)        Capacity        Level       (minutes)       Dispatched       (MW/
                                               (MW)(1)        (NetMW)                  Starts (Hours)(2)   minute)
==================================================================================================================
ASSET GROUP A:
------------------------------------------------------------------------------------------------------------------
Crawford 31             Gas/Oil    55.9           42             8             20             2              12.8
------------------------------------------------------------------------------------------------------------------
Crawford 32             Gas/Oil    57.5          39.8            8             20             2              12.8
------------------------------------------------------------------------------------------------------------------
Crawford 33             Gas/Oil     56           39.1            8             20             2              12.8
------------------------------------------------------------------------------------------------------------------
Fisk 31                   Oil      49.1          41.8           15             10             1               26
------------------------------------------------------------------------------------------------------------------
Fisk 32                   Oil      50.8          43.2           15             10             1               26
------------------------------------------------------------------------------------------------------------------
Fisk 33                   Oil      49.1          39.4           15             10             1               26
------------------------------------------------------------------------------------------------------------------
Fisk 34                   Oil      48.2          38.6           15             10             1               26
------------------------------------------------------------------------------------------------------------------
Waukegan 3l               Oil      53.1          45.1           15             10             1               26
------------------------------------------------------------------------------------------------------------------
Waukegan 32               Oil      55.2          46.9           15             10             1               26
------------------------------------------------------------------------------------------------------------------
Calumet 3l              Gas/Oil    55.9          48.5            8             20             2              12.8
------------------------------------------------------------------------------------------------------------------
Calumet 33              Gas/Oil    41.7          37.7            8             20             2               9.6
------------------------------------------------------------------------------------------------------------------
Calumet 34              Gas/Oil    50.9          42.9            8             20             2              12.8
------------------------------------------------------------------------------------------------------------------
ASSET GROUP B:
------------------------------------------------------------------------------------------------------------------
Joliet 31               Gas/Oil    58.9          51.2            8             20             2              12.8
------------------------------------------------------------------------------------------------------------------
Joliet 32               Gas/Oil    56.8          49.9            8             20             2              12.8
------------------------------------------------------------------------------------------------------------------

                                                 A-1


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==================================================================================================================
                                                                                           Minimum
                         Fuel      Peak          Net          Minimum                        Time           Ramp
Peaker                   Type    Capacity     Dependable     Operating    Start Time        Between         Rate
                                   (MW)        Capacity        Level       (minutes)       Dispatched       (MW/
                                               (MW)(1)        (NetMW)                  Starts (Hours)(2)   minute)
==================================================================================================================
OFF-SITE:
------------------------------------------------------------------------------------------------------------------
Bloom 33                  Oil      24.1          21.9          Base            20             2               N/A
------------------------------------------------------------------------------------------------------------------
Bloom 34                  Oil       26           22.8          Base            20             2               N/A
------------------------------------------------------------------------------------------------------------------
Electric Junction 31    Gas/Oil    59.4           53             8             20             2              12.8
------------------------------------------------------------------------------------------------------------------
E1ectric Junction 32    Gas/Oil    59.2          52.8            8             20             2              12.8
------------------------------------------------------------------------------------------------------------------
Electric Junction 33    Gas/Oil    59.2          52.8            8             20             2              12.8
------------------------------------------------------------------------------------------------------------------
Sabrooke 31             Gas/Oil    25.2          22.2          Base            20             2               N/A
------------------------------------------------------------------------------------------------------------------
Sabrooke 32             Gas/Oil    24.9          17.7          Base            20             2               N/A
------------------------------------------------------------------------------------------------------------------
Sabrooke 33             Gas/Oil    23.8          19.9          Base            20             2               N/A
------------------------------------------------------------------------------------------------------------------
Sabrooke 34             Gas/Oil    12.5          10.5          Base            20             2               N/A
------------------------------------------------------------------------------------------------------------------
Lombard 32              Gas/Oil    31.5          31.5            4             10             1               13
------------------------------------------------------------------------------------------------------------------
Lombard 33              Gas/Oil    32.4          32.4            4             10             1               13
==================================================================================================================


(1)   Summer net megawatts.
(2) Except during an Emergency Condition affecting the ComEd System and for instances where ComEd and Seller agree on a price to induce Seller to cycle a unit under the indicated time.

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                                   APPENDIX B

                              MAIN GUIDE NUMBER 3A

                                MAIN GUIDE NO. 3A
                              (Formerly Guide No. 3)
                                 (Revision No. 3)
                                   June 8, 1995
                             APPROVED NOVEMBER 9, 1995

                          PROCEDURE FOR THE UNIFORM RATING
                              OF GENERATING EQUIPMENT

                  The Mid-America Interconnected Network, Inc. bylaws provide for the coordination of planning, construction and utilization of generation and transmission facilities on a regional basis for reliability of electric bulk power supply. This MAIN Guide presents the criteria for uniform rating of generating equipment on the systems of MAIN members.

1.       General

                  Generating capability to meet the system load and provide the required amount of reserves is necessary to assure the maximum degree of service reliability. This generating capability must be accounted for in a uniform manner which assures the use of consistently attainable values for planning and operating the system.

                  Procedures are herein established for rating generating units in service or which will be brought into service in the future. These procedures define the framework under which the ratings are to be established while recognizing the necessity of exercising judgement in their determination. The tests required are functional and do not require special instrumentation. They are designed to demonstrate that the ratings can be obtained for the time periods required under normal operating conditions for the equipment being tested.

                  It is intended that the terms defined and the ratings established pursuant to this MAIN Guide shall be used for all MAIN purposes, including determining generation reserves for both planning and operating purposes, scheduling maintenance, and preparation

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of reports or other information for industry organizations, news media, and governmental agencies.

2.       Uniform Ratings

                  Each MAIN member shall establish Monthly Net Capability ratings for each generating unit and station on the member's system. The Monthly Net Capability is the net power output which can be obtained for the period specified on a monthly adjusted basis with all equipment in service under average conditions of operation and with equipment in an average state of maintenance. The Monthly Net Capability should include generating capability which is temporarily out of service for maintenance or repair.

                  The monthly adjustments required to develop Monthly Net Capability are intended to include such seasonal variations as ambient temperature, condensing water temperature and availability, fuels, steam heating loads, reservoir levels, and scheduled reservoir discharge.

                  Generating capability shall be tested annually to demonstrate and verify that the Monthly Net Capability can be achieved in the month of the test. It is intended that frequent changes in Monthly Net Capability be avoided. The reported capability is, therefore, a figure which should not be altered until the accumulated evidence of tests and analyses or operating experience indicate that a long-term change has taken place. The Monthly Net Capability shall be confirmed annually and revised at other times when necessary. Confirmations and revisions will be submitted to the MAIN Coordination Center.

3.       General Guides for Establishing Capability Ratings

                  The following general guides shall be applied in establishing Monthly Net Capability:

                  (a) The total Monthly Net Capability rating shall be that available regularly to satisfy the daily load patterns of the member and shall be available for four continuous hours or more. The rating established must not require a period of operation at a reduced level during a system's remainder of the peak period to recover the Monthly Net Capability.

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                  (b) The Monthly Net Capability will be determined separately for each generating unit in a power plant where the input to the prime mover of the unit is independent of the others. The Monthly Net Capability will be determined as a group for commonheader steam plants or multiple-unit hydro plants and each unit assigned a rating by apportioning the combined capability among the units.

                  (c) Monthly Net Capability, as reported, will not be reduced to provide regulating margin or spinning reserve. It will reflect operation at the power factor level at which the generating equipment is normally expected to be operated over the daily peak load period. It will exclude the temporary higher output attainable immediately after a new unit goes into service or immediately after an overhaul.

                  (d) Extended capability of a unit or plant obtained through bypassing of feedwater heaters, by utilizing other than normal steam conditions, or by abnormal operation of auxiliaries in steam plants; or by abnormal utilization of reservoir storage in hydro plants; or by abnormal operation of combustion turbines or diesel units; may be included in the Monthly Net Capability if the following conditions are met:

                  (i) The extended capability based on such conditions will be available for a period of not less than four continuous hours when needed and meets the restrictions of Section III-A.

                  (ii) Normal procedures have been established so that this capability will be made available promptly when requested by the dispatcher.

                  (e) The Monthly Net Capability established for nuclear units will be determined taking into consideration the fuel management program and any restrictions imposed by governmental agencies.

                  (f) The Monthly Net Capability established for hydro-electric plants, including pumped-hydro, will be determined taking into consideration the reservoir storage program and any restrictions imposed by governmental agencies and will be based on median hydro conditions.

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4.       Testing Procedures to Demonstrate Capability

                  (a)   General Procedure for Testing

                  (i) Ratings will be confirmed annually or more frequently if appropriate to demonstrate the Monthly Net Capability. IF ADEQUATE DATA ARE AVAILABLE TO DEMONSTRATE THE CAPABILITY DURING NORMAL PEAK LOAD PERIOD OPERATION, NO SPECIAL TEST IS REQUIRED. Peaking units and cold reserve units which are not operated frequently shall be tested at such intervals as necessary to assure that capability is available to meet operating reserve requirements.

                  (ii) If the total capability of a plant is materially affected by the interaction of its parts, a test of the entire plant will be performed to demonstrate Monthly Net Capability.

                  (iii) All equipment when tested will be in normal operating condition with all auxiliary equipment needed for normal operation in service and with provision for extended capability if this capability is to be included in Monthly Net Capability. Energy consumption by auxiliary facilities common to the entire plant (for example, coal-handling or lighting) will be distributed over the appropriate units in the plant, and will represent the consumption normally experienced during the high-load period of the day.

                  (iv) It is intended that the test loadings should be maintained at a constant level. The reported test results will be no greater than the MWh/hr integrated output for the test period.

                  (b) Steam Turbo-Generation Unit Tests, Excluding Steam Turbines with Gas or Oil Fired Boilers

                  (i) The test period for steam turbo-generator units, including both fossil fuel and nuclear reactor steam generators, will be not less than four continuous hours.

                  (ii) Generating unit net capability as affected by the turbine exhaust pressure will be corrected to the average for the past five years of the monthly averages of the daily maximum circulating water temperatures for the month of the test. Steam conditions will correspond to the operating standard established by the

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         member for the unit or plant. The steam generator will be operated with the regularly available type and quality of fuel.

                  (c) Tests of Combustion Turbine and Diesel Units and Steam Turbines with Gas or Oil Fired Boilers

                  (i) The test period for combustion turbine and diesel units and steam turbines with gas or oil fired boilers will be of sufficient duration to permit stabilized operating conditions to be attained.

                  (ii) Ambient temperature conditions will be corrected to the average for the past five years of the monthly maximum temperatures for the month of the test. Where evaporative coolers are used, the temperature at the discharge of the evaporative coolers shall be the basis for ambient temperature corrections.

                  (iii) Generating unit net capability as affected by the turbine exhaust pressure will be corrected to the average for the past five years of the monthly averages of the daily maximum circulating water temperatures for the month of the test. Steam conditions will correspond to the operating standard established by the member for the unit or plant. The steam generator will be operated with the regularly available type and quality of fuel.

                  (d)   Hydro-Electric Unit Tests

                  (i) The test period for hydro-electric units, including pumped-hydro units, will be not less than one hour.

                  (ii) Water conditions will be corrected to the median conditions for the month of the test.

                  (e)   Reactivated Unit Tests

                        Deactivated generating equipment which is not being reported and is being returned to active status shall be tested within thirty days to demonstrate its Monthly Net Capability.

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5.       Reporting Procedures

                  Each member shall submit the required data on the included Uniform Rating Forms to the MAIN Coordination Center annually on or before November 1 for the following calendar year. Each annual report shall cover all existing units, planned start-up of new units, and planned retirements of units and shall consist of the following:

                  (i) A letter identifying those units whose rating has not changed, showing the dates of latest tests confirming capabilities.

                  (ii) Completely revised forms (Form A and B-1, B-2, or B-3) for units on which a change has occurred.

                  (iii) Completely revised form (Form A) showing planned additions or retirements beginning with the month of commercial operation or month of retirement.

Between annual reporting, revised forms shall be submitted as necessary for new units placed in commercial operation, units retired, and for units where tests show the rating has changed. Any change in additions, retirements, or ratings shall be submitted within 30 days of the addition, retirement, or test. In this manner, by each November 1, all test data should be current. However, the letter should be submitted confirming the dates of tests.

                  The MAIN Coordination Center will analyze and review the annual reporting for completeness and correctness and report the need for clarification to the member concerned. The MAIN Coordination Center will maintain the updated set of reports, including current changes as they occur, from the MAIN members, and will provide complete reports and/or revisions to the members requesting them.

                  (a)   Uniform Rating Form A

                        This form is used to report the Monthly Net
Capability of each unit in each station. Where required by the number of units in a station, additional sheets should be used.

                  (b)   Uniform Rating Forms B-1, B-2, and B-3

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                        These forms are used to report test results, certain actual and five year average variables where pertinent, and to show relationship of actual net generation to stated capability during the month of the test. It is the intent that test data equal or exceed stated Monthly Net Capability to demonstrate that this level of generation can be achieved. Where simultaneous tests of several units are conducted, as in common steam header plants, data should be reported for each unit and total of the group.

                  Test results should be reported as follows:

                  Form B-1 --steam turbo-generator units
                  Form B-2 --hydro electric units
                  Form B-3 --Combustion turbine units and diesel units

NOTE: IN SUBMITTING REVISED FORMS, EACH FORM SHALL BE SUBMITTED IN SUCH A MANNER THAT IT COMPLETELY REPLACES THE SHEET ON WHICH DATA ARE BEING REVISED.

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                               APPENDIX C

                  EO COMMUNICATIONS AND GUIDELINES


                  1. PURPOSES. The purposes of this Appendix are (i) to describe the nature of the communications link that will be maintained between Seller and ComEd, (ii) to establish the nature and content of communications relating to availability of the Reserved Units and their dispatch, and (iii) to establish certain operating procedures. The Parties recognize that it is important that such communication channels be established so that only responsible and authorized personnel can issue requests and/or orders that may impact unit reliability and availability as well as transmission system security and stability.

                  2. COMMUNICATIONS LINK. The Parties shall establish and maintain dedicated telephone lines for the dispatch of the Reserved Units. Seller will notify EO as soon as possible of any disruption or unavailability of the dedicated telephone lines or standard telephone lines. ComEd shall also establish and maintain a radio system for communications, which radio system shall be used in the event that the aforementioned communications methods are unavailable. Seller shall cooperate in performing periodic tests of the radio system as from time to time directed by the EO Dispatcher. Seller shall notify EO promptly of any problems with said radio system.

                  (a) Telephone numbers are set forth below for the indicated persons:

                           EO Generation Dispatcher            (630) 691-4744
                           EO Transmission Dispatcher          (630) 691-4772
                           EO Operation Supervisor             (630) 691-4730
                           EO Generation Dispatch Supervisor   (630) 691-4693
                           EO facsimile transmission number    (630) 691-4899

The alternate office for EO will be used as a backup in the event that the normal office of EO is not operational. The telephone numbers of the alternate office are (815) 727-5902, 5903, and the facsimile transmission number is (815) 727-5745.

                  3. CONTENT OF COMMUNICATIONS. To the extent that events are known or anticipated, Seller shall provide to the EO Generation Dispatcher information regarding the availability of the Reserved Units, including information regarding the following matters:

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                  (i) conditions, issues or events which may affect the output or reliability of the Reserved Units;

                  (ii) time of day (based on a twenty-four hour clock) when a Reserved Unit is placed on the line and taken off the line;

                  (iii) changes of rated capacity of a Reserved Unit, when it is known that such changes have taken place or will take place;

                  (iv) Reserved Unit de-ratings, including the amount of any derate, the estimated or known start time and date of the derate, the estimated or known ending time and date of the derate, and the cause of the derate;

                  (v) the availability, or lack of availability, of remote controls on a Reserved Unit and the times in which such controls will, or will not, be available and the reason for such limitations;

                  (vi) conditions at the Site or of a Reserved Unit that could affect the present or anticipated capability of a Reserved Unit, including problems related to fuel, fires, loss of essential equipment and opacity excedences;

                  (vii) when required testing or other operational work could limit the availability or maneuverability of a Reserved Unit;

                  (viii) Seller's desire to declare a Substitute Unit to replace Unavailable Capacity, including the capacity and schedule of energy and ramping ability; and

                  (ix) Seller's desire to request the release of energy from undispatched on-line capacity of a Reserved Unit or an off-line Reserved Unit under the circumstances provided in Section 6(b)(i) of this Agreement.

As it becomes available or anticipated, such information shall be made available to the EO Generation Dispatcher. To the extent that such information reflects anticipated events over which Seller has some control, Seller shall undertake to coordinate the occurrence of such event with the EO Generation Dispatch Supervisor.

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                  (a) Seller shall use the forms attached as Appendix D for the purpose of reporting Reserved Unit capability, ramp rates, oil storage inventory, outages and deratings. Such forms consist of the following elements and shall be completed and transmitted by facsimile transmission to the EO Generation Dispatcher:

                  (i) Form "Page 1," "[Location] Generation Offer Sheet," is the cover sheet to be used for all facsimile transmissions; and

                  (ii) Form "Page 2," "Generation Capability," is the sheet to be used to report with respect to each Reserved Unit (1) its net generating capability for the twenty-four period beginning 12:00 a.m., Midnight (0000 hours) (Chicago time) the following day and (2) derating and outage information, which sheet shall be completed and transmitted daily by 11:00 p.m. (2300 hours) (Chicago time).

ComEd shall acknowledge receipt of any such facsimile transmissions by signing the "Page 1" cover sheet and transmitting such signed page by facsimile transmission to Seller at the return facsimile transmission number indicated thereon. Copies of the transmissions described in this Section 3(b) shall be retained by Seller and ComEd for at least 36 months, after which they may be destroyed.

                  (b) Seller shall provide information regarding Reserved Unit availability by telephone on a daily basis to ComEd's Wholesale Energy Trading Organization.

                  4. DISPATCH: OPERATIONS. The EO Generation Dispatcher shall issue dispatch orders on behalf of ComEd, which orders shall be given by the EO Generation Dispatcher to Seller. Following receipt by Seller of any such order, Seller shall repeat back the content of such order to the EO Generation Dispatcher to confirm receipt and understanding of such order.

                  (a) Seller shall perform the following tasks in order to assist in meeting the dispatch needs of the ComEd System:

                  (i) maintain generating control systems and subsystems enabling the Reserved Units to synchronize and ramp to the generation levels as ordered by the EO Generation Dispatcher in the time durations and at the rates as set forth in Appendix A;

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                  (ii) to the extent that the remote control capability identified in Section 3(a)(v) is unavailable, Seller shall arrange to man each such affected site, as requested by the EO Generation Dispatcher, with operating personnel to operate the site;

                  (iii) operate the Reserved Units at generation levels as requested by the EO Generation Dispatcher, and Seller shall promptly notify the EO Generation Dispatcher if the Reserved Units are unable for any reason to achieve such generation levels; and

                  (iv) bring the Reserved Units to their peak capacity levels as set forth in Appendix A as requested by the EO Generation Dispatcher, and Seller shall promptly notify the EO Generation Dispatcher if the Reserved Units are unable for any reason to achieve such levels.

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                                   APPENDIX D

Page 1:                         REPORTING FORMS

                    _______________ GENERATION OFFER SHEET

                 DATA APPLICABLE FOR AVAILABILITY DECLARATION

FOR THE PERIOD OF: 00:00____________ to 23:59_____________

TO:   COMED EO       FAX NO:       (630) 691-4899
                     TELEPHONE NO:   (630) 691-4744 GENERATION DISP. SUPERVISOR
                                   (630) 691-4730 OPERATIONS SUPERVISOR
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THIS FAX IS A SUBMISSION OF
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GENERATION OFFER DATA
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A REVISION TO THE PREVIOUSLY SUBMITTED OFFER OF:
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THIS DOCUMENT IS A HARDCOPY BACK-UP TO THE OFFER OF:
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FULL SUBMISSION:      _______     NUMBER OF PAGES INCLUDING COVER PAGE: _____
PARTIAL SUBMISSION:   _______

SUBMITTED BY:
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DATE:
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Peaking Units Power Purchase Agreement Appendices
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Peaking Units Power Purchase Agreement Appendices
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Page 2:                 ______________ GENERATION OFFER DATA

AVAILABILITY DECLARATION PERIOD COMMENCING 00:00 __________ TO: 23:59 __________

                                           Capabilities based on the forecasted
                                           peak hour temperature of __________.


                                           GENERATION CAPABILITY


RESERVED UNIT #__________

PEAK LOAD CAPABILITY:      _________ MW

BASE LOAD CAPABILITY:      _________ MW

MINIMUM LOAD CAPABILITY:   _________ MW

MAXIMUM MVARS:             _________

MINIMUM MVARS:             _________

HOURS OF OIL AVAILABLE AT BASE LOAD: _________

DERATINGS:
CAUSE CODE:______MW______START TIME______DATE______STOP TIME______DATE_____ CAUSE CODE:______MW______START TIME______DATE______STOP TIME______DATE_____ CAUSE CODE:______MW______START TIME______DATE______STOP TIME______DATE_____ CAUSE CODE:______MW______START TIME______DATE______STOP TIME______DATE_____ CAUSE CODE:______MW______START TIME______DATE______STOP TIME______DATE_____ CAUSE CODE:______MW______START TIME______DATE______STOP TIME______DATE_____